Exhibit 99.1

Inergy Reports 63% Increase in Annual Earnings

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30% Increase in Earnings per Unit and 30% Increase in EBITDA

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Management Conference Call Today at 3:30 PM CST

Kansas City, MO (November 19, 2003) – Inergy, L.P. (NASDAQ: NRGY) today reported its results of operations for the fourth quarter and fiscal year ended September 30, 2003.

Inergy, L.P. (Inergy) reported income before interest, taxes, depreciation and amortization (EBITDA) of $37.4 million for the year ended September 30, 2003, an increase of $8.6 million, or 30%, from $28.8 million in 2002. Net income for the year ended September 30, 2003 was $13.5 million as compared to $8.3 million in 2002, an increase of 63% with net income per diluted limited partner unit increasing 30% to $1.56 per unit from $1.20 per unit in 2002. This represents the third consecutive year Inergy has increased both EBITDA and net income.

As previously announced, the Board of Directors of the Partnership’s general partner increased Inergy’s quarterly distribution from $0.75 to $0.77 per unit ($3.08 annually) with the distribution declaration on October 22, 2003. This was the eighth consecutive quarterly increase in Inergy’s distribution representing an increase in every full quarter since its initial public offering in July 2001. The distribution was paid on November 14, 2003, to unitholders of record as of November 7, 2003.

Since the end of last winter’s heating season, the Partnership has closed on the acquisitions of ten retail propane companies. In addition, the Partnership expanded into the western U.S. with the recent acquisition of strategically located NGL terminalling, storage, and distribution assets in Bakersfield, California. All of these transactions are expected to be accretive on a distributable cash flow per unit basis.

“We are pleased with our increased cash earnings and distributions in 2003. Our management team and employees have once again delivered a solid year of performance on behalf of our unitholders,” said John Sherman, President and CEO of Inergy. Sherman continued, “Our track record has clearly established us as a top performing growth Master Limited Partnership, and our objective is to continue to increase cash distributions to our unitholders. The combination of steady and disciplined execution of the growth plans and our financial strength uniquely positions Inergy for future success.”

Fiscal Year End Results

EBITDA and net income for the year ended September 30, 2003 increased primarily as a result of acquisitions. Also contributing to the increases was colder weather in our existing retail operating territories and an increased contribution from our wholesale operations. In addition, the 2002 results included a one-time charge of $0.6 million for the write-off of deferred financing costs associated with bank debt repaid in 2002.

Retail gallon sales increased 35% to 119.7 million gallons in the year ended September 30, 2003 as compared to 88.5 million gallons sold in 2002 with the increase primarily a result of acquisitions in addition to weather that was approximately 18% colder in 2003 versus 2002 in Inergy’s areas of operations.

Retail propane gross profit increased to $74.4 million in the year ended September 30, 2003 as compared to $57.4 million in 2002. The increase in retail propane gross profit in these comparable periods is primarily due to acquisitions. Gross profit from wholesale operations was $10.3 million for the year ended September 30, 2003 as compared to $5.1 million in fiscal 2002. The increase in gross profit from wholesale operations is attributable to higher gross margin per gallon. Other gross profits were $12.6 million and $12.0 million in the fiscal years ended September 30, 2003 and 2002, respectively. Other gross profits are primarily attributable to our transportation operations, sales of appliances and service income.

For the year ended September 30, 2003, operating and administrative expenses were $60.2 million compared to $46.1 million in the year ended September 30, 2002. The increase in operating expenses is primarily attributable to growth related to acquisitions.

Fourth Quarter Results

For the three months ended September 30, 2003, Inergy reported EBITDA of $0.9 million, as compared to $1.6 million in the fourth quarter of last year. Inergy recorded a seasonal net loss for the three months ended September 30, 2003 of $5.4 million, or $0.57 per limited partner unit, as compared to a net loss of $4.3 million or $0.55 per limited partner unit for the same period in the prior year. Due to the seasonal nature of the propane industry, Inergy typically reports a net loss during the fourth quarter.

Retail gallon sales increased 31% to 19.5 million in the fourth quarter of fiscal 2003 from 14.9 million gallons sold in the same quarter last year primarily as a result of acquisitions. Retail propane gross profit increased to $10.8 million as compared to $7.9 million in the quarter ended September 30, 2002 due to the increased sales volume. Gross profit from wholesale operations was $3.6 million in the fourth quarter of fiscal 2003 compared to $0.9 million in the same period of 2002 reflecting higher gross margin per gallon. Other gross profits were $2.4 million and $3.2 million in the fourth quarter of 2003 and 2002, respectively.

Operating and administrative expenses were $16.0 million in the three months ended September 30, 2003 compared to $10.8 million in the same period of 2002. Consistent with the full year period, the increase in operating expenses is primarily the result of growth related to acquisitions.

Inergy – headquartered in Kansas City, Missouri – is among the fastest growing Master Limited Partnerships in the country. The company’s operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, Inergy serves nearly 240,000 retail customers from 133 customer service centers throughout the eastern half of the United States. The Company also operates a growing supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in 35 states and Canada.

Inergy will conduct a conference call on Wednesday, November 19, 2003, to discuss the Company’s performance for the fourth quarter and fiscal year ending September 30, 2003 and the business outlook. The call will be at 3:30 p.m., CST. Call-in begins at 3:20 p.m., CST. The call-in number is 1-800-322-0079. A digital recording of the call will be available for two weeks following the call by dialing 1-877-519-4471 and entering the pass code 4264122. A recording will also be available on Inergy’s website, www.InergyPropane.com, for two weeks following the call. For more information, please contact Mike Campbell in Inergy’s Investor Relations Department at 816-842-8181 or via email at investorrelations@InergyPropane.com.

This news release contains forward-looking statements, which are statements that are not historical in nature such as the objective to increase cash distributions to unitholders and the expectation that acquisitions will be accretive on a distributable cash flow per unit basis. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements, are weather conditions that vary significantly from historically normal conditions; our success in hedging our positions; the general level of petroleum product demand, and the availability of propane supplies; the price of propane to the consumer compared to the price of alternative and competing fuels; our ability to generate available cash for distribution to unitholders; the costs and effects of legal and administrative proceedings against us or which may be brought against us; and our ability to sustain our historical levels of internal growth. These and other risks and assumptions are described in Inergy’s annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

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Inergy, L.P. and Subsidiary

Consolidated Statements of Operations

For the Three Months and Year Ended September 30, 2003 and 2002

(in thousands, except per unit data)

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Year Ended September 30,

	2003	2002	2003	2002
Revenues:
Propane (a)	$62,096	$34,040	$354,919	$192,122
Other	4,789	5,145	19,787	16,578

	66,885	39,185	374,706	208,700

Cost of product sold (a)	50,075	27,163	277,435	134,242

Gross profit	16,810	12,022	97,271	74,458

Operating and administrative expenses	16,006	10,832	60,165	46,057
Depreciation and amortization	3,745	3,125	13,843	11,444

Operating income (loss)	(2,941)	(1,935)	23,263	16,957

Other income (expense):
Interest expense	(2,583)	(2,810)	(9,982)	(8,365)
Gain/(Loss) on sale of property, plant and equipment	(5)	368	(91)	140
Interest expense related to write-off of deferred financing costs	—	—	—	(585)
Finance charges	103	1	339	115
Other	(14)	90	86	140

Income (loss) before income taxes	(5,440)	(4,286)	13,615	8,402

Provision for income taxes	—	11	103	93

Net income (loss)	$(5,440)	$(4,297)	$13,512	$8,309

Net Income (loss) allocable to:
Non-Managing General Partner Interest	$(109)	$(86)	$270	$166
Limited Partner Interest	(5,331)	(4,211)	13,242	8,143

	$(5,440)	$(4,297)	$13,512	$8,309

Net Income (loss) Per Limited Partner Unit:
Basic	$(0.57)	$(0.55)	$1.59	$1.22
Diluted	$(0.57)	$(0.55)	$1.56	$1.20

Supplemental Information:

Retail gallons sold	19,491	14,855	119,697	88,515

Outstanding Debt:
Working Capital Facility			$15,500	$22,000
Acquisition Facility			25,524	13,500
Senior Secured Notes			86,265	85,709
Other Debt			3,838	3,253

Total Debt			$131,127	$124,462

Total Partners’ Capital			$178,983	$120,916

EBITDA:
Net Income (loss)	$(5,440)	$(4,297)	$13,512	$8,309
Interest expense	2,583	2,810	9,982	8,365
Interest expense related to write-off of deferred financing costs	—	—	—	585
Provision for income taxes	—	11	103	93
Depreciation and amortization	3,745	3,125	13,843	11,444

EBITDA (b)	$888	$1,649	$37,440	$28,796

Distributable Cash Flow:
EBITDA (b)	$888	$1,649	$37,440	$28,796
Cash interest expense (c)	(2,122)	(2,465)	(8,476)	(7,112)
Maintenance capital expenditures (d)	(231)	(364)	(1,039)	(1,556)
Provision for income taxes	—	(11)	(103)	(93)

Distributable cash flow (e)	$(1,465)	$(1,191)	$27,822	$20,035

Weighted Average Limited Partner Units Outstanding:

Basic	9,277	7,713	8,338	6,658
Diluted	9,277	7,713	8,471	6,760

(a)	New accounting standards affecting the reporting of gains or losses on certain contracts related to our risk management activities became effective in the past year requiring such contracts to be reported on a net basis in the income statement. The adoption of the new standards required that we reduce both revenue and cost of product sold by $17.1 million and $69.6 million in the three-month and twelve-month periods ended September 30, 2002, respectively. This reclassification had no impact on gross profit, net income or EBITDA.

(b)	EBITDA is defined as income before taxes, plus interest expense and depreciation and amortization expense, less interest income. EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with accounting principles generally accepted in the United States as those items are used to measure operating performance, liquidity or ability to service debt obligations. We believe that EBITDA provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. EBITDA, as we define it, may not be comparable to EBITDA or similarly titled measures used by other corporations or partnerships.

(c)	Cash interest expense is net of amortization charges associated with deferred financing costs.

(d)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.

(e)	Distributable cash flow is defined as EBITDA, less cash interest expense, maintenance capital expenditures and income taxes. We believe that distributable cash flow provides additional information for evaluating the Partnership’s ability to declare and pay distributions to unitholders. Distributable cash flow should not be considered an alternative to cash flow from operating activities or any other measure of financial performance in accordance with accounting principles generally accepted in the United States. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations or partnerships.